STOCK PURCHASE AGREEMENT


                                 by and between


                              DEPOTECH CORPORATION


                                       and


                                 SKYEPHARMA PLC


                          Dated as of October 19, 1998

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

I.    PURCHASE AND SALE........................................................1
      1.1     PURCHASE AND SALE. ..............................................1
      1.2     PURCHASE PRICE...................................................1
      1.3     CLOSING. ........................................................1
II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................2
      2.1     DUE ORGANIZATION, ETC............................................2
      2.2     COMPLIANCE WITH LAW..............................................2
      2.3     AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT...............3
      2.4     NO CONFLICT; NO CONSENT..........................................3
      2.5     CAPITAL STOCK....................................................4
      2.6     SEC REPORT. .....................................................4
      2.7     FINANCIAL STATEMENTS.............................................4
      2.8     NO BROKERS. .....................................................5
      2.9     CONTRACTS. ......................................................5
      2.10    LITIGATION. .....................................................5
III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..........................5
      3.1     DUE ORGANIZATION, ETC............................................5
      3.2     AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT...............5
      3.3     NO CONFLICT; NO CONSENT..........................................5
      3.4     NO BROKERS.......................................................6
      3.5     INVESTMENT PURPOSES..............................................6
IV.   COVENANTS OF THE COMPANY.................................................6
      4.1     EXCLUSIVITY/NON-SOLICITATION.....................................6
      4.2     EXCHANGE OF STOCK CERTIFICATES...................................7
      4.3     LOST, STOLEN, DESTROYED OR MUTILATED STOCK CERTIFICATES..........7
      4.4     PREEMPTIVE RIGHTS................................................7
V.    COVENANTS OF THE PURCHASER AND THE COMPANY...............................8
      5.1     TECHNOLOGY LICENSE.(.............................................8



                                       (i)

                                                                            Page
                                                                            ----

      5.2     PUBLIC DISCLOSURE AND CONFIDENTIALITY............................8
      5.3     RESTRICTIONS ON TRANSFER; REPURCHASE.............................9
      5.4     EFFORTS TO CONSUMMATE; FURTHER ACTIONS...........................9
      5.5     CERTAIN REPORTING REQUIREMENTS...................................9
VI.   REGISTRATION RIGHTS......................................................9
      6.1     "PIGGYBACK" REGISTRATION........................................10
      6.2     DEMAND REGISTRATION.............................................10
      6.3     GENERAL PROVISIONS..............................................11
      6.4     INFORMATION, DOCUMENTS, ETC.....................................11
      6.5     EXPENSES........................................................12
      6.6     COOPERATION.....................................................12
      6.7     ACTION TO SUSPEND EFFECTIVENESS; SUPPLEMENT TO
              REGISTRATION STATEMENT..........................................13
      6.8     INDEMNIFICATION.................................................14
VII.  INDEMNIFICATION.........................................................17
      7.1     INDEMNIFICATION BY THE COMPANY..................................17
      7.2     INDEMNIFICATION BY THE PURCHASER................................18
      7.3     CLAIMS PROCEDURE................................................18
      7.4     CAP.............................................................18
VIII.  GENERAL PROVISIONS.....................................................18
      8.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS..........18
      8.2     NOTICES.........................................................18
      8.3     GENERAL.........................................................19
      8.4     GOVERNING LAW...................................................19
      8.5     SEVERABILITY OF PROVISION.......................................20
      8.6     CAPTIONS........................................................20
      8.7     EXPENSES........................................................20
      8.8     EQUITABLE RELIEF................................................20
      8.9     NO OTHER REPRESENTATIONS AND WARRANTIES.........................20
      8.10    DISCLOSURE DEFINITION...........................................20




                                      (ii)

         STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 19, 1998 by and between DEPOTECH CORPORATION, a California corporation (the "Company"), and SKYEPHARMA PLC, a company registered in the United Kingdom #107582 (the "Purchaser").

         WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to sell to the Purchaser, two million eight hundred thousand fifty-seven one hundred forty-three (2,857,143) shares (the "Shares") of the Company's authorized but unissued common stock, no par value (the "Common Stock"), at a price of one and 0.75 U.S. dollars (U.S. $1.75) per share of Common Stock;

         WHEREAS, the Purchaser and the Company are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith;

         NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the parties hereto hereby agree as follows:


                              I. PURCHASE AND SALE

         1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue, sell and deliver to the Purchaser, and the Purchaser agrees to purchase from the Company, 2,857,143 Shares. The Shares purchased and sold hereunder shall be free and clear of any liens, security interests, pledges, voting agreements, claims, options and encumbrances of every kind, character and description whatsoever ("Encumbrances"), except as expressly contemplated by this Agreement.

         1.2 Purchase Price. As consideration for the sale of the Shares, at the Closing (as hereinafter defined) the Purchaser shall pay to the Company in immediately available funds by wire transfer, a purchase price of U.S. $5,000,000 to an account designated by the Company in writing on the Closing Date.

         1.3 Closing.

             (a) On the terms and subject to the conditions of this Agreement, the purchase and sale of the Shares pursuant to this Agreement shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California 92101 at 10:00 a.m. (Pacific Coast Time) on October 19, 1998 or as soon thereafter as practicable. The consummation of the purchase and sale transactions described in this Section 1.3 are hereinafter referred to collectively as the "Closing." The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

             (b) Company Closing, Deliveries. At the Closing, the Company will deliver to the Purchaser the following:

                 (i) a stock certificate or certificates representing the Shares; and

                 (ii) a certificate of the Secretary of the Company certifying as to the adoption and effect of resolutions of the Board of Directors of the Company (the "Board") authorizing the execution, delivery and performance of this Agreement.

              (c) Purchaser Closing Deliveries. At the Closing, the Purchaser will deliver to the Company the following:

                  (i) a certificate of an authorized officer of the Purchaser certifying as to the adoption and effect of resolutions of the Purchaser authorizing the execution, delivery and performance of this Agreement;

                  (ii) payment of the purchase price provided by Section 1.2;
and

                  (iii) an irrevocable proxy effective until June 30, 1999, in substantially the form attached hereto as Exhibit A, to the Company's Board of Directors to vote the Shares in favor of an offer to acquire all or substantially all of the stock, business or assets of the Company which the Company's Board of Directors has recommended for approval by its shareholders, and subject to the Company's agreements hereunder.


                II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants, except as set forth on the Schedule of Exceptions attached hereto as Exhibit B, to the Purchaser as of the date hereof and as of the date of the issuance of the Shares that:

         2.1 Due Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of California, and it has all requisite corporate or other necessary power and authority to own, operate and lease its respective properties and assets and to conduct its respective businesses as now conducted and is qualified to do business in each state or other jurisdiction where the nature of its properties, assets or businesses requires such qualification other than where the failure to be so qualified would not have or be reasonably likely to have a material adverse effect (including effects occurring or existing prior to the date hereof) on or materially delay the consummation of the transactions contemplated hereunder or the condition (financial or otherwise), business, operations, properties, assets or liabilities of the Company (collectively, a "Material Adverse Effect"). The Company has no subsidiaries.

         2.2 Compliance with Law. Except as Disclosed in the SEC Reports (as defined hereinafter) (including, among other things, the lack of FDA approvals for the future commercial sale of the Company's product candidates; provided no such sales have been made except in compliance with law), the Company has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations and qualifications under all federal, state, local and foreign laws and regulations, and with all Authorities, required for the conduct by it of its business and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations or qualifications would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. The Company is in compliance with all laws, regulations, ordinances, orders and decrees (including, without limitation, all environmental and occupational, health and safety laws) of any federal, state, local or foreign governmental or regulatory authority (an "Authority") applicable to the conduct by the Company of its business and to its ownership and possession of its properties and assets, other than where the failure so to comply would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

         2.3 Authorization; Execution and Delivery of Agreement.

             (a) The execution and delivery of this Agreement, the issuance and sale of the Shares to the Purchaser and the consummation of the transactions contemplated hereby (i) do not require the approval or consent of any shareholders of the Company and (ii) have been duly authorized by all necessary corporate action on the part of the Company for all purposes. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

             (b) The Shares have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration therefor set forth herein, the Shares will be validly issued, fully paid and non-assessable. The Purchaser will acquire valid and marketable title to the Shares, free and clear of any Encumbrances except as expressly disclosed in this Agreement.

         2.4 No Conflict; No Consent. The execution and delivery of this Agreement, the issuance and sale of the Shares to the Purchaser and the consummation of the transactions contemplated hereby do not, and will not, conflict with, act as a triggering event directly resulting in any payment or material obligation or result in any violation of or default under, or permit the acceleration of any obligation or loss of any benefits under, or the creation or imposition of any Encumbrance on any of the properties or assets of the Company under, (i) any provision of the articles of incorporation or by-laws or similar constituent documents of the Company, (ii) any indenture, lease, mortgage, deed of trust, loan agreement or other contract, agreement, arrangement or instrument, or any permit, license, registration, membership, authorization or qualification from any Authority, of the Company or any employment or consulting agreement, bonus, deferred compensation, pension plan or any other employee benefit plan or similar arrangement including any stock option or similar plan or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Authority to which the Company is a party or by which it is bound, other than, in the case of clause (ii) above, where such conflict, violation, default, acceleration, loss of benefits or Encumbrance would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Authority or third party is required to be made or obtained by the Company (including, without limitation, under any environmental or occupational, health and safety laws) in order to execute or deliver this Agreement, issue and sell the Shares or to consummate the transactions contemplated hereby, other than as a result of the periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or except where the failure to make or obtain any such consent, approval, order, authorization, registration, declaration, filing or notice would not have a Material Adverse Effect.

         2.5 Capital Stock.

             (a) The authorized capital stock of the Company consists of thirty million (30,000,000) shares of Common Stock, no par value, of which, as of September 30, 1998, fourteen million six hundred seven thousand one hundred eighty-one (14,607,181) shares were outstanding and no shares were held in treasury and as of September 30, 1998, three million two hundred fifty-nine thousand one hundred fifty-one (3,259,151) shares are reserved for future issuance pursuant to any option, warrant or other rights agreement, arrangement or other commitment. All of the issued and outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. No shares of Common Stock have been issued since September 30, 1998, except for customary stock option exercises.

         (b) (i) Other than this Agreement or as Disclosed in the SEC Reports, there are not authorized or outstanding any subscriptions, options, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, to any Person any shares of Common Stock or any other shares of the capital stock of the Company or any securities convertible into or exchangeable for any such shares, or obligating any such Person to grant, extend or enter into any such agreement or commitment; and (ii) except as Disclosed in the SEC Reports, there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any share of capital stock or other equity interests of the Company.

         2.6 SEC Report. The Company has filed with the Securities and Exchange Commission (the "Commission") all proxy statements, reports, forms and other documents required to be filed by it after January 1, 1996 under the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material, fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.7 Financial Statements.

             (a) The financial statements (including any related notes) included in the SEC Reports (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be noted therein) and fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the dates thereof and for the periods ended on such dates (in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which were or, except as otherwise disclosed to the Purchaser in writing, will be material in amount or effect) and except as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act).

             (b) On the date hereof, except as Disclosed in the SEC Reports, the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due and whether or not required to be disclosed in the SEC Reports, other than liabilities that have been disclosed to the Purchaser in writing, have been incurred in the ordinary course of business consistent with past practice or are not in the aggregate material to the Company.

         2.8 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

         2.9 Contracts. Except as Disclosed in the SEC Reports, the Company is not, nor, to the best knowledge of the Company, is any other party in breach of or default under any contracts that are required to be described in the SEC Reports or to be filed as exhibits thereto, except for such breaches and defaults as in the aggregate would not have or be reasonably likely to have a Material Adverse Effect.

         2.10 Litigation. Except as Disclosed in the SEC Reports, there are no civil, criminal, administrative, arbitral or other regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that, alone or in the aggregate, would have or are reasonably likely to have a Material Adverse Effect.

                       III. REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company that as of the date hereof:

         3.1 Due Organization, Etc. The Purchaser is a corporation duly organized and validly existing under the laws of the United Kingdom.

         3.2 Authorization; Execution and Delivery of Agreement. The Purchaser has all requisite power and authority to execute this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         3.3 No Conflict; No Consent. The execution and delivery of this Agreement, the issuance and sale of the Shares to the Purchaser and the consummation of the transactions contemplated hereby do not, and will not, conflict with, (i) any provision of the charter and by-laws or similar constituent documents of the Purchaser, (ii) any indenture, lease, mortgage, deed of trust, loan agreement or other agreement or instrument, or any permit, license, registration, membership, authorization or qualification from any Authority of the Purchaser, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Authority to which the Purchaser is a party or by which it is bound, other than, in the case of clause (ii) above, where such conflict, violation, default, acceleration or Encumbrance would not individually or in the aggregate, have a Purchaser Material Adverse Effect. Other than as a result of the reporting requirements of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Authority is required to be made or obtained by the Purchaser in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

         3.4 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser, for which the Company will become liable.

         3.5 Investment Purposes.

             (a) The Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Shares, and is purchasing the Shares hereunder for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Purchaser acknowledges that the Shares to be purchased hereunder have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Furthermore, the Purchaser acknowledges that the Company shall place upon each certificate representing the Shares, a legend substantially in the following form:

             "The securities represented by this certificate have been issued without registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws (the "State Acts"). Such securities may not be sold, assigned, transferred or otherwise disposed of, beneficially or on the records of the company, unless the securities represented by this certificate have been registered or qualified under the Securities Act and the applicable State Acts or there has been delivered to the company an opinion of counsel, reasonably satisfactory to the company, to the effect that such registration and qualification are not required."

             (b) The Purchaser is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.


                          IV. COVENANTS OF THE COMPANY

         The Company covenants and agrees that:

         4.1 Exclusivity/Non-Solicitation. For a period ("Restricted Period") commencing at the Closing Date and ending on October 30, 1998, the Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, take any action to solicit, initiate, facilitate or encourage the making of any Acquisition Proposal (as hereinafter defined) and shall use its best efforts to cause its agents and advisors to do the same; provided, however, that the Board of Directors of the Company may engage in negotiations with, or disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the Company to, any person or entity that has made an unsolicited Acquisition Proposal to the Company subject to the customary conditions, but only to the extent the Company, after consulting with outside counsel, reasonably determines that such third party is capable of completing the transaction covered by the Acquisition Proposal and such cooperation and consideration is required by applicable law and fiduciary duties. The Company will promptly notify Purchaser after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors that it is considering making, or has made an Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of a majority by voting power of the outstanding shares of capital stock of the Company or a majority of the assets of the Company, other than the transactions contemplated by this Agreement.

         4.2 Exchange of Stock Certificates. Promptly upon surrender of any certificates representing Shares at the office of the Company, the Company will, at its expense, execute and deliver to the Purchaser a new certificate or certificates in denominations specified by the Purchaser for an aggregate number of Shares equal to the number of Shares represented by the certificates surrendered.

         4.3 Lost, Stolen, Destroyed or Mutilated Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for Shares and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company and customary under the circumstances, or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate of like tenor for a number of Shares equal to the number of Shares represented by the certificate lost, stolen, destroyed or mutilated.

         4.4 Preemptive Rights. The Company shall not issue, reissue or otherwise dispose of any shares of Common Stock or any securities convertible into, or any rights, warrants or options to acquire, shares of Common Stock, without affording the Purchasers the preemptive right to acquire such shares of Common Stock or other securities in proportion to its then-existing holdings of outstanding shares of Common Stock, on the same terms and conditions and for the same consideration as the Company proposes to issue such shares of Common Stock or other securities to Persons other than the Purchaser; provided, however, that the provisions of this Section 4.4 shall not apply to any of the following:

             (a) shares of Common Stock issued on a pro rata basis pursuant to a stock split, subdivision or dividend;

             (b) shares of Common stock issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

             (c) shares of Common Stock issued to a corporation, partnership, educational institution or other entity in connection with a research and development partnership or licensing or other collaborative arrangement between the Company and such institution or entity; or

             (d) shares of Common Stock (or options, warrants or other rights to purchase such shares of Common Stock) issuable or issued to employees, consultants or directors of this corporation (pursuant to now existing benefit plans or future plans approval by the shareholders to be in the ordinary course of business consistent with past practice) upon the express approval of the Board of Directors, whether issued or issuable after the Closing Date;

             and provided, further, however, that the aggregate number of shares of Common Stock issued pursuant to Sections 4.4(a), 4.4(b) and 4.4(c) shall not exceed, on a cumulative basis, ten percent (10%) of the outstanding shares of Common Stock as of the date hereof. As used herein, "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other entity or any government or political subdivision or agency, department or instrumentality thereof.


                  V. COVENANTS OF THE PURCHASER AND THE COMPANY

         5.1 Technology License. (TERMS TO BE AGREED), Provided the Company will fund not more than U.S. $1 million in the first stage of a development program mutually agreed upon related to lipid-based drug delivery technologies arising out of its DepoFoam expertise and technologies. The development program shall focus on oral, pulmonary, and macromolecule applications as mutually agreed upon.

         Provided also, Purchaser shall enjoy rights, benefits, rewards and interests in the outcome of the development program, including any exploitation thereof upon terms to be agreed.

         Detailed terms to be agreed upon not later than December 30, 1998.

         5.2 Public Disclosure and Confidentiality. Each party hereby agrees that, prior to the Closing, except as required by applicable law foreign or domestic (or under the rules and regulations of the Nasdaq Stock Market (or any national foreign or domestic securities exchange on which the Common Stock or Purchaser's capital stock is listed)), no press release or public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement, the terms hereof or the transactions contemplated hereby, except in the form attached hereto as Exhibit C, unless specifically approved in advance by both parties. In the event that a party views disclosure as required by applicable law foreign or domestic (or the rules and regulations of the Nasdaq Stock Market or any such national foreign or domestic stock exchange) as contemplated by the previous sentence, such disclosing party shall provide a copy of such disclosure to the other party within a reasonable period of time prior to such disclosure.

         5.3 Restrictions on Transfer; Repurchase.

             (a) Unless otherwise expressed herein, the rights contained in this Agreement, including the registration rights, may be transferred by the Purchaser only to one of its "Affiliates", as determined under Rule 12b-2 of the General Rules and Regulations under the Exchange Act. Prior to such transfer, the Company shall be furnished with prior written notice of the name and address of such transferee, and such transferee shall agree to be bound by the terms and provisions of this Agreement. The restrictions on the transfer of rights contained in this Section 5.3(a) shall terminate on September 30, 1999; provided that in the event that after

September 30, 1999, Purchaser elects to transfer the Shares and the registration rights hereunder, in accordance with the terms of this Agreement, to a business entity the business operations of which are in the same industry as the Company and are in substantial and direct competition with the Company (as determined by the Company in its good faith reasonable judgement), the Company shall have the right, exercisable within 10 days of Purchaser's notice of its election to sell the Shares and the registration rights hereunder, to buy back the Shares and the rights hereunder for $5,000,000, the closing of such buy back to take place within 20 days of the Company's election to do so (subject to any extensions as required by applicable law).

             (b) The Shares may not be sold or otherwise disposed of except as follows:

                 (i) to a person or persons who, in the opinion of counsel reasonably satisfactory to the Company, is a person to whom the Shares may legally be transferred without registration and without the delivery of a current prospectus with respect thereto;

                 (ii) to any person upon delivery of a prospectus then meeting the requirements of the Securities Act relating to such securities (as to which a registration statement under the Securities Act shall then be in effect) and the offering thereof for such sale or disposition; or

                 (iii) to the extent available, pursuant to Rule 144 under the Securities Act.

         5.4 Efforts to Consummate; Further Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         5.5 Certain Reporting Requirements. Purchaser understands that as a result of the purchase of the Shares hereunder, Purchaser may be subject to certain reporting requirements, including without limitation, the filing of reports pursuant to Rule 13d-1 of the Exchange Act, immediately following the Closing. Purchaser agrees to comply with and consult with independent counsel regarding any such obligations.


                             VI. REGISTRATION RIGHTS

         The Company covenants and agrees to provide the following registration rights:

         6.1 "Piggyback" Registration. If, at any time while the Purchaser shall hold shares of Common Stock, the Company proposes to file a registration statement relating to the offering of any of its capital stock under the Securities Act (other than (i) a registration statement required to be filed in respect of employee benefit plans of the Company on Form S-8 or any similar form from time to time in effect, (ii) any registration statement on Form S-4 or similar successor form, or (iii) a registration statement relating to a transaction pursuant to Rule 145 of the Securities Act), whether or not for sale for its own account, the Company shall, at least twenty-one days (or if such twenty-one day period is not practicable, then a reasonable shorter period which shall not be less than seven days) prior to such filing, give written notice of such proposed filing to the Purchaser. Upon receipt by the Company not more than seven days (unless the notice given to the Purchaser pursuant to the previous sentence is less than ten days, in which case such seven-day period shall be shortened to five days) after such notice of a written request from the Purchaser for registration of Purchaser's Stock (as hereinafter defined), (i) the Company shall, subject to
Section 6.3, include such Purchaser's Stock in such registration statement, and shall use all reasonable efforts to cause such registration statement to become effective with respect to such Purchaser's Stock, unless the managing underwriter therefor concludes in its reasonable judgment that the number of securities requested to be included in such registration exceeds the number which can reasonably be sold using best efforts in (or during the time of) such offering, in which case the Company may (i) include all securities initially proposed by the Company to be sold for its own account and (ii) decrease the number of shares of Purchaser's Stock and any other securities (other than securities included by virtue of clause (i) above) proposed to be sold to the extent necessary to reduce the number of securities to be included in the registration to the level recommended by the managing underwriter; provided that prior to substantially excluding Purchaser's Stock from any such offering, the Company shall, at the request of Purchaser (or other permitted transferees), use its diligent efforts to include Purchaser's Stock in such offering. "Purchaser's Stock" means any shares of Common Stock held by the Purchaser or its permitted transferees hereunder.

         6.2 Demand Registration. In the event that, subsequent to one hundred eighty (180) days following the Closing Date, the Company shall receive at any time or from time to time a written request from the Purchaser requesting the Company to register any shares of Purchaser's Stock under the Securities Act on Form S-3, or any other similar form then in effect, the Company agrees that it will use all reasonable efforts to cause the prompt registration of all shares of Purchaser's Stock as to which such request is made (or will amend or supplement an effective registration statement to include Purchaser's Stock); provided, however, that the Company shall in no event be required to register shares of Purchaser's Stock pursuant to this Section 6.2 unless the number of such shares of Purchaser's Stock exceeds 500,000. The Company may postpone for a limited time, which in no event shall be longer than forty-five (45) days (in the aggregate under all postponements permitted under this Section 6.2 in any twelve (12) month period) with respect to (i) and (ii) below and the termination of the definitive agreement referred to in (iii) below, compliance with a request for registration pursuant to this Section 6.2 if (i) the Company shall have given notice to the Purchaser of the occurrence of a Suspension Event (as hereinafter defined), (ii) the Company is conducting a public offering of capital stock and the managing underwriter concludes in its reasonable judgment that such compliance would materially adversely affect such offering or (iii) the Company has, in compliance with its obligations hereunder, executed a definitive purchase agreement for the merger or consolidation of the Company with another entity or for the sale of all or substantially all the assets of the Company. Notwithstanding anything in this Section 6.2 to the contrary, the Company shall not be required to prepare or cause to be prepared audited financial statements of the Company other than those prepared in the normal course of the Company's business at its fiscal year end.

         6.3 General Provisions.

             (a) As long as the Purchaser or any permitted assignee hereunder owns at least 500,000 shares of Common Stock, the Company will use all reasonable efforts to cause any registration statement referred to in Sections
6.1 and 6.2 to become effective and to remain effective (with a prospectus at all times meeting the requirement of the Securities Act), subject, however, to the Company's suspension rights set forth in Section 6.7(b). The Company will use all reasonable efforts to effect such qualifications under applicable Blue Sky or other state securities laws as may be reasonably requested by the Purchaser (provided that the Company shall not be obligated to file a general consent to service of process or qualify to do business as a foreign corporation or otherwise subject itself to taxation in any jurisdiction solely for the purpose of any such qualification) to permit or facilitate such sale or other distribution. The Company will cause the Purchaser's Stock to be listed on the principal stock exchange on which the shares of Common Stock are listed.

             (b) Subject to Section 6.1, the Purchaser agrees, if requested by the managing underwriter or underwriters in an underwritten offering (an "Offering"), not to effect any public sale or distribution of any of the securities of the Company of any class included in such Offering, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act (except as part of such Offering), during the 15-day period prior to, and during the 90-day period beginning on, the date of pricing of each Offering, to the extent timely notified in writing by the Company or the managing underwriters. Furthermore, notwithstanding anything to the contrary set forth in the Agreement but provided that Purchaser's Stock is included in the Offering in accordance with Section 6.1, the Company's obligation under this Agreement to cause a registration statement and any filings with any state securities commission to be made or to become effective or to amend or supplement such registration statement shall be suspended in the event and during such period as the Company is proceeding with an Offering if the Company is advised by the underwriters that the sale of shares of Purchaser's Stock under such registration statement would have a material adverse effect on the Offering.

             (c) Following the effectiveness of a registration statement and the filings with any state securities commissions, the Purchaser agrees that it will not effect any sales of the Purchaser's Stock pursuant to such registration statement or any such filings at any time after it has received notice from the Company to suspend sales (i) as a result of the occurrence or existence of any Suspension Event, or (ii) so that the Company may amend or supplement such registration statement or such filing. The Purchaser may recommence effecting sales of the Purchaser's Stock pursuant to the registration statement or such filings following further notice to such effect from the Company, which notice shall be given by the Company not later than three (3) business days after the conclusion of any such Suspension Event or amendment or supplement.

         6.4 Information, Documents, Etc. Upon making a request for registration pursuant to Sections 6.1 or 6.2, the Purchaser shall furnish to the Company such information regarding its holdings and the proposed manner of distribution thereof as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Article VI. The Company agrees that it will furnish to the Purchaser the number of prospectuses, offering circulars or other documents, or any amendments or supplements thereto, incident to any registration, qualification or compliance referred to in this Article VI as the Purchaser from time to time may reasonably request.

         6.5 Expenses. The Company will bear all expenses of registrations (including amendments and supplements related thereto) pursuant to Sections 6.1 and 6.2 (in each case, other than underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to shares of Purchaser's Stock sold by the Purchaser, and fees and expenses of any accountants, counsel or other parties retained or employed by holders of Purchaser's Stock) including, without limitation, registration fees, the fees and expenses covered by Section 6.6(d) below, printing expenses, expenses of compliance with Blue Sky or other state securities laws, and legal and audit fees incurred by the Company in connection with such registration and amendments or supplements in connection therewith.

         6.6 Cooperation. In connection with any registration of Purchaser's Stock pursuant to this Article VI, the Company agrees to, as promptly as practicable:

             (a) prepare and file with the Commission a registration statement with respect to such securities and use its reasonable efforts to cause such registration statement covering the Purchaser's Stock to become and remain effective for up to 120 days;

             (b) prepare and file with the Commission such amendments and supplements to such registration statement covering the Purchaser's Stock and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement;

             (c) use its reasonable efforts to register or qualify the securities covered by such registration statement covering Purchaser's Stock under such other securities or Blue Sky laws of such jurisdictions within the United States as each holder of such securities shall reasonably request, provided that the Company shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such states;

             (d) use its reasonable efforts to list prior to the effective date of such registration statement, subject to notice of issuance, the Purchaser's Stock covered by such registration statement on any securities exchange on which securities of the same class or then listed or, if such class is not then so listed, to have the Purchaser's Stock accepted for quotation and trading on the NASDAQ National Market System (or a comparable interdealer quotations system then in effect);

             (e) enter into such customary agreements (including an underwriting agreement containing such representations and warranties by the Company and such other terms and provisions, including indemnification provisions, as are customarily contained in underwriting agreements for comparable offerings and, if no underwriting agreement is entered into, an indemnification agreement on such terms as is customary in transactions of such nature) and take all such other actions as the Purchaser or the underwriters, if any, participating in such offering and sale may reasonably request in order to expedite or facilitate such offering and sale;

             (f) furnish, at the request of the Purchaser or any underwriters participating in such offering and sale, (i) a comfort letter or letters, dated the date of the final prospectus with respect to the Purchaser's Stock and/or the date of the closing for the sale of the Purchaser's Stock from the independent certified public accountants of the Company and addressed to the Purchaser and any underwriters participating in such offering and sale, which letter or letters shall state that such accountants are independent with respect to the Company within the meaning of Rule 1.01 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and shall be in form reasonably satisfactory to the managing underwriter (or, if there is no underwriter, to the Purchaser) and shall cover matters of the type customarily covered in "cold comfort" letters in connection with transactions of a similar nature for similar entities and (ii) an opinion, dated the date of the closing for the sale of the Purchaser's Stock, of the counsel representing the Company with respect to such offering and sale (which counsel may be the General Counsel of the Company or other counsel reasonably satisfactory to the Purchaser), addressed to the Purchaser and any such underwriters, which opinion shall be in form reasonably satisfactory to the managing underwriter (or, if there is no underwriter, to the Purchaser) and shall address such matters as are customary in transactions of a similar nature for similar entities;

             (g) make available for inspection by the Purchaser, the underwriters, if any, participating in such offering and sale (which inspecting underwriters shall, if reasonably possible, be limited to any manager or managers for such participating underwriters), counsel for the Purchaser, one accountant or accounting firm retained by the Purchaser and any such underwriters, or any other agent retained by the Purchaser or such underwriters, all financial and other records, corporate documents and properties of the Company, and supply such additional information, as they shall reasonably request; provided that any such party shall keep the contents thereof confidential in the manner prescribed by Section 5.2.

         6.7 Action to Suspend Effectiveness; Supplement to Registration Statement.

             (a) The Company will notify the Purchaser and its counsel promptly of (i) any action by the Commission to suspend the effectiveness of the registration statement covering the Purchaser's Stock or the institution or threatening of any proceeding for such purpose (a "stop order") or (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Purchaser's Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. Immediately upon receipt of any such notice, the Purchaser shall cease to offer or sell any Purchaser's Stock pursuant to the registration statement in the jurisdiction to which such stop order or suspension relates. The Company will use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Purchaser and its counsel at the earliest practicable date of the date on which the Purchaser may offer and sell Purchaser's Stock pursuant to the registration statement.

             (b) Notwithstanding anything to the contrary set forth in this Agreement, the Company's obligation under this Agreement to cause the registration of Purchaser's Stock and any filings with any state securities commission to be made or to become effective or to amend or supplement a registration statement shall be suspended in the event and during such period that there are pending negotiations relating to, or consummation of, a transaction or the occurrence of an event that would require additional disclosure of material information by the Company in such registration statement or such filing (such circumstances being hereinafter referred to as a "Suspension Event") that would make it impractical or inadvisable to cause such registration statement or such filings to be made or to become effective or to amend or supplement such registration statement, but such suspension shall continue only for so long as such event or its effect is continuing but in no event will any such suspensions exceed forty-five (45) days in the aggregate under all suspensions permitted under this 6.7(b) in any twelve (12) month period. Immediately upon receipt by the Purchaser of notice of a Suspension Event, the Purchaser shall cease to offer or sell any Purchaser's Stock pursuant to such registration statement, cease to deliver or use such registration statement and, if so requested by the Company, return to the Company, at Company's expense, all copies (other than permanent file copies) of such registration statement.

             (c) In the event the Company shall determine that it is necessary to amend or supplement any registration statement relating to Purchaser's Stock, the Company will furnish copies of such proposed amendment or supplement to the Purchaser and its counsel and will not file or distribute such amendment or supplement without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

         6.8 Indemnification. In the event any Purchaser's Stock is included in a registration statement under this Article VI:

             (a) Subject to the Purchaser's rights under Section 7.1 hereof, the Company will indemnify and hold harmless the Purchaser and each subsequent holder of Purchaser's Stock as set forth in Section 8.3(d) and Section 5.3 hereof (each, a "Holder") and the affiliates of such Holder, and their respective directors, officers, employees, general and limited partners, members, agents and representatives (and the directors, officers, affiliates and controlling Persons thereof), and each other Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, from and against any losses, claims, damages, or liabilities (joint or several), including any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, any final prospectus contained therein or any amendments or supplements thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company in connection with the registration of Purchaser's Stock under the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law ((i), (ii) and (iii) individually and collectively, a "Violation"); provided the Company shall not be liable hereunder in any case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the preparation of such registration statement by the Purchaser or controlling Person; and provided, further, that the Company shall not be liable hereunder in any such case to the extent it is determined that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made:

                 (A) in any such preliminary prospectus, if (I) it was the responsibility of such Holder seeking indemnification hereunder to provide the Person asserting-such loss, claim, damage, liability or expense with a current copy of the prospectus and such Holder failed to deliver or cause to be delivered a copy of the prospectus to such Person after the Company had timely furnished such Holder with a sufficient number of copies of the same and (II) the prospectus corrected such untrue statement or omission; or

                 (B) in such prospectus, if such untrue statement or omission is corrected in an amendment or supplement to such prospectus and such Holder seeking indemnification hereunder thereafter fails to deliver the prospectus as so amended or supplemented prior to or concurrently with the sale of Purchaser's Stock to the Person asserting such loss, claim, damage, liability or expense after the Company had timely furnished such Holder with a sufficient number copies of the same.

                 Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, employee, general or limited partner, member, agent, representative or controlling Person and shall survive the transfer of such securities by such Holder. Each Holder shall furnish such information regarding itself or the claim in question as the Company may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom, in accordance with the terms hereof.

             (b) Subject to the Company's rights under Section 7.2 hereof, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act (and to agree to enter into customary indemnification arrangements to indemnify and hold harmless any underwriter or controlling Person thereof in connection with the exercise of registration rights hereunder, as the case may
be), against any losses, claims, damages or liabilities (joint or several), including any legal or other expenses reasonably incurred by any such Person in connection with investigating or defending any such loss, claim, damage, liability or action to which any of the foregoing Persons become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder (from whom indemnification is sought under this subsection (b)) expressly for use in the preparation of such registration statement or (ii) an untrue statement or alleged untrue statement or omission or alleged omission made in the circumstances described in clauses (A) or (B) of Section 6.8(a); provided, that, in no event shall any indemnity under this Section 6.8(b) exceed the gross proceeds from the offering received by such Holder; and provided, further, that the obligation to provide indemnification pursuant to this Section 6.8(b) shall be several, and not joint and several, among such indemnifying parties. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer, representative or controlling Person and shall survive the transfer of such securities by such prospective Seller.

             (c) Promptly after receipt by an indemnified party under this
Section 6.8 or Article VII of notice of the commencement of any action (including any governmental action) by a person not party to this Agreement for which indemnification is sought hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section 6.8 or Article VII, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof if and to the extent such claim seeks monetary damages only with counsel selected by the indemnifying party or parties and reasonably satisfactory to the indemnified party; provided that the indemnified party is, pursuant to the indemnifying party's defense and settlement of such claim or proceeding, fully released from and covered for any obligations, losses with respect to the Violation which is the basis of indemnification, in accordance with the terms hereof. The failure to deliver written notice to the indemnifying party within a reasonable time after the indemnifying party first learns of the commencement of any such action, if actually and materially prejudicial to the indemnifying party, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.8 or Article VII to the extent of such actual prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.8 or Article VII. The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party, unless in any of such cases (i) the employment of such counsel has been specifically authorized in advance by the indemnifying party, (ii) there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party or there are defenses available to the indemnified party that are different from, or additional to, the defenses that are available to the indemnifying party, or
(iii) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith, in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party; provided, however, that, the indemnifying party shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm (in addition to one firm acting as local counsel) for all indemnified parties. To the extent a claim or proceeding is for other than monetary damages, the indemnified party shall be entitled to assume the defense of and settle such claim or proceeding with the consent of the indemnifying party, not to be unreasonably withheld, at the indemnifying party's sole expense as to both indemnification for Violations and expenses of counsel and similar expenses in accordance with the terms hereof.

             (d) Contribution. If for any reason (other than the reasons expressly specified in this Section 6.8) the foregoing indemnity and payment obligation is unavailable or is insufficient to hold harmless an indemnified party under paragraphs (a) or (b) of this Section 6.8, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any loss, claim, damage or liability (or actions or proceedings in respect thereof), including, without limitation, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding all as specified in
(a), (b) and (c) above, in such proportion as is appropriate to reflect the relative fault of each of the indemnifying parties, severally and not jointly, on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been taken or made by, or relates to information supplied severally by each of the indemnifying parties or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, or if the allocation provided in the second preceding sentence provides a lesser sum to the indemnified party than the amount hereinafter calculated, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits to the indemnifying party and the indemnified party as well as any other relevant equitable considerations and not, in any event, to exceed the amount of liability for which such party is responsible hereunder. The parties agree that it would not be just and equitable if contributions pursuant to this Section 6.8(d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 6.8(d). Notwithstanding anything in this Section 6.8(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 6.8(d) to contribute any amount in excess of the gross proceeds received by such indemnifying party from the sale of

Purchaser's Stock in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

             (e) The obligations of the Company and the Holders under this
Section 6.8 shall survive the completion of any offering of Purchaser's Stock in a registration statement under this Article VI.

             (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement (if any) entered into in connection with any underwritten public offering of the Purchaser's Stock are in direct conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.


                              VII. INDEMNIFICATION

         7.1 Indemnification by the Company. The Company shall indemnify and hold the Purchaser harmless from and against any and all losses, claims, damages or liabilities whatsoever (including legal fees and expenses) incurred by the Purchaser including with respect to its members, employees and officers based upon, resulting from or arising out of any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, to the extent any such losses, claims, damages or liabilities in the aggregate exceeds US$35,000, including all amounts recoverable under this Section.

         7.2 Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Company harmless from and against any and all losses, claims, damages or liabilities whatsoever (including legal fees and expenses) incurred by the Company including with respect to its employees, directors and officers resulting from or arising out of any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, to the extent any such losses, claims, damages or liabilities in the aggregate exceeds US$35,000, including all amounts recoverable under this Section.

         7.3 Claims Procedure. The provisions of Section 6.8(c) shall apply to indemnification under this Article VII to the extent there is a claim, proceeding or action by a Person not party to this Agreement, for which indemnification is sought

         7.4 Cap. Notwithstanding anything else to the contrary, Purchaser's maximum liability, in the aggregate, under Section 7.2 hereof, shall not exceed $5,000,000, except in the event of gross negligence or fraud by the Purchaser.

                            VIII. GENERAL PROVISIONS

         8.1 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement and each agreement or covenant in this Agreement shall survive the Closing without limitation as to time, except as otherwise specifically referred to herein.

         8.2 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in Person, or (ii) on the date of transmission if sent by nationally recognized overnight courier, certified or registered mail, return receipt requested or (iii) three days after being deposited in the U.S. mail, postage prepaid:

             (a) if to the Purchaser, addressed as follows:

                 SkyePharma PLC
                 105 Picadilly
                 London W1V 9FN
                 United Kingdom
                 Attention:   Company Secretary

                 with a copy to:

                 Sullivan & Cromwell
                 9A Ironmanger Lane
                 London EC2V 8EY
                 United Kingdom
                 Attention:   Kathryn Campbell, Esq.

             (b) if to the Company, addressed as follows:

                 DepoTech Corporation
                 10450 Science Center Drive
                 San Diego, California 92121
                 Attention:   President

                 with a copy to:

                 Brobeck, Phleger & Harrison LLP
                 550 West C Street, Suite 1300
                 San Diego, California 92101
                 Attention:   Faye H. Russell, Esq.

             or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         8.3 General.

             (a) This Agreement (including the documents and instruments referred to or incorporated herein) constitutes the entire agreement, and supersedes all of the prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

             (b) This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than as contemplated in Article VI, Article VII and Section 8.3(d) and shall not be assigned by any party by operation of law or otherwise.

             (c) This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

             (d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement is not assignable except by consent of each of the parties hereto or by operation of law, except as otherwise permitted hereunder. Any purported assignment of this Agreement in violation of this Section 8.3 shall be null and void.

         8.4 Governing Law.

             (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.

             (b) Each party agrees that any proceeding relating to this Agreement shall be brought in a state court of California. Each party hereby consents to personal jurisdiction in any such action brought in any such California court, consents to service of process by mail made upon such party and such party's agent and waives any objection to venue in any such California court or to any claim that any such California court is an inconvenient forum.

         8.5 Severability of Provision. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, to the extent permitted by law, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

         8.6 Captions. All section titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         8.7 Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         8.8 Equitable Relief. Each party acknowledges that, in the event of any breach of this Agreement by a party, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that such other party, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to compel specific performance of this Agreement. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

         8.9 No Other Representations and Warranties. Other than the representations and warranties contained in Article II and III hereof, neither the Purchaser nor the Company makes any other representations or warranties, express or implied, in connection with transactions contemplated hereunder.

         8.10 Disclosure Definition. "Disclosed in the SEC Report" shall mean, for purposes of this Agreement, specifically described in the SEC Reports which are publically available, such that the nature and details of the breach of the representation or warranty to which this definition applies are reasonably identified and including the identity of any third parties involved, as the case may be; provided that notwithstanding any contrary disclosure in the SEC reports, this definition shall not apply to any breach of a representation or warranty if such breach would or would be reasonably likely to prohibit or substantially impair the consummation of the transactions contemplated hereby.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                                           DEPOTECH CORPORATION, a California
                                           corporation


                                           By:
                                              ----------------------------------

                                           Title:
                                                 -------------------------------


                                           SKYEPHARMA PLC, a company registered
                                           in the United Kingdom


                                           By:
                                              ----------------------------------

                                           Title:
                                                 -------------------------------





                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]